UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

LANDEC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-27446 (Commission file number)	94-3025618 (IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California 94025
(Address of principal executive offices and zip code)

(650) 306-1650
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          (i) On June 7, 2013, the Board of Directors of Landec Corporation (the “Company”) approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiaries, Apio, Inc. (“Apio”) and Lifecore Biomedical, Inc. (“Lifecore”), for the 2014 fiscal year (the “Plan”).  Employees of the Company, Apio and Lifecore may earn cash bonuses only if the revenue and consolidated net income for fiscal year 2014 for the relevant entity exceeds the specified target for the relevant entity.  The aggregate cash bonus amount payable under the Plan is allocated among the participants based upon the base salary of each participant. Bonuses are calculated by multiplying a percentage of each participant’s base salary by the percentage of the performance target that is achieved.   The percentage of base salary used to determine each participant’s maximum cash bonus payment ranges from 80% to 100% of base salary for executive officers and from 18% to 80% of base salary for other employees.  To receive a cash bonus under the Plan, participants must be employed by the Company, Apio or Lifecore at the end of fiscal year 2014.  Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Company’s 2014 fiscal year.

(ii) On June 7, 2013, the Board of Directors approved the grant of options to purchase shares of common stock and restricted stock units to the named executive officers of the Company listed below. The stock options vest monthly over three years and the restricted stock units will vest on the third anniversary of the grant.

	Title	Stock Options	RSUs

Ronald Midyett	President and Chief Executive Officer of Apio	30,000	10,000
Molly Hemmeter	Chief Commercial Officer	30,000	10,000
Gregory Skinner	Chief Financial Officer	30,000	10,000
Gary Steele	President and Chief Executive Officer	45,000	15,000

(iii) On June 7, 2013 the Board of Directors approved an increase to Ronald Midyett’s salary to $330,000, effective May 27, 2013.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDEC CORPORATION Registrant

Date: June 12, 2013	By:	/s/ Gregory S. Skinner

Gregory S. Skinner
Vice President of Finance and
Chief Financial Officer